EXHIBIT 99.2

ANALYSTS INTERNATIONAL
Moderator: Jeff Baker
May 4, 2006
9:30 am CT

Operator:

Good morning. My name is ( ) and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Analysts International First Quarter Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as believe, expect, anticipate, plan, potential, continue, or similar expressions. Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements. For more information concerning economic, business, competitive and/or regulatory factors affecting the Company’s business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K. All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles.

For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

Thank you. I will now turn the conference over to Jeff Baker, President and CEO of Analysts International. Please go ahead, sir.

Jeff Baker:

Good morning and welcome to the Analysts International conference call. Joining me this morning is David Steichen, our Chief Financial Officer.

Today, we are pleased to announce our second consecutive quarter of revenue growth and profitability. As we discussed on our last call, the first quarter is typically a challenging quarter for us with purchase orders expiring and budgets being set. Indeed we did see those events in the first quarter resulting in a drop in our direct billable headcount. Yet, despite these challenges, we were able to slightly grow our revenue and remain profitable.

We finished the quarter with revenue of $86.8 million and net income of $0.01 per share. We are pleased with the results of our cost cutting efforts made in the 3rd quarter of 2005 but continue to believe there are greater efficiencies to be gained through continued process improvement. As well, we are optimistic about our ability to continue to grow the business - particularly now that we have the 1st quarter behind us. We’ve added a number of significant staffing accounts and continue to see opportunities for growth in the solutions area.

I’ll talk more about operations and our wins later but now I want to turn it over to Dave Steichen to discuss our first quarter performance…Dave.

David Steichen:

Thank you, Jeff.

As noted in our press release earlier today, we are pleased to announce that our first quarter has produced positive results.

Total revenue for the first quarter was $86.8 million, up 9.8% from the comparable quarter one year ago and up 1.2% from the fourth quarter of 2005. This increase in total revenue is noteworthy. As Jeff mentioned, the first quarter typically reflects a decline in revenue as a result of year-end expirations of purchase orders, and higher than usual product sales in the last quarter of the year.

From a profitability standpoint our first quarter resulted in net income of $254,000 or 1 cent per share. This compared to a gain of 4 cents per share reported in the fourth quarter. We are pleased that the first quarter showed a continuation of the revenue growth begun in 2005. As Jeff will discuss, during the first months of 2006, we continued to see significant client wins which give us reason to believe we will continue to grow revenues.

First quarter direct revenue of $65.5 million, excluding product and subsupplier revenue, was consistent with the fourth quarter and slightly less than the comparable quarter last year.

Product revenue during the first quarter was $7.3 million, compared to $8.5 million in the fourth quarter and up from $5.5 million for the comparable quarter one year ago.

First quarter sub-supplier revenue of $14.1 million was up $2.5 million from the fourth quarter of 2005 and up $6.5 million from the comparable quarter last year. The increase from the fourth quarter to the first is the result of increased subsupplier activity under the IBM contract.

Intense competition on average bill rates continues to be a factor during the first quarter. In spite of that competition, we managed a slight increase in our average bill rates. As I have been indicating for some time, while we are encouraged by our ability to hold bill rates constant or even slightly increase them, pricing pressures from our clients, and salary and benefit pressures make improving our average bill rates and gross margins very difficult.

The gross margin on our direct business offerings, excluding product sales, was 20.8% for the first quarter, compared to 21.2% in the fourth quarter and 21.5% in the comparable quarter last year. This decline reflects our growth in revenue from large national accounts where margins are generally lower.

At the end of the first quarter total company headcount was about 3000. Billable technical headcount declined approximately 70 during the first quarter. Billable headcount at quarter end represented 86.3% of our total staff, consistent with prior quarters.

Our first quarter SG&A expense amounted to $14.5 million or 16.7% of revenue. This was an increase of $800,000 from the fourth quarter, and a decrease of $962,000 from the comparable quarter one year ago. As discussed in our last call, some of the temporary cost controls put in place in the fourth quarter were lifted to support our growth. In addition, we moved into 2006 determined to make calculated investments where we believed they would result in sustained revenue growth.

For the quarter, we reported adjusted EBITDA of $1.3 million. This compares to adjusted EBITDA of $2.2 million reported last quarter.

During the first quarter, we recorded $13,000 of income tax expense related to subsidiaries where profitability was achieved and state taxes were due. We recorded no other income tax expense associated with our net income as we maintain large reserves against our deferred tax assets. As we generate profits we reverse these reserves to negate any tax expense which would otherwise be recorded.

As indicated, the first quarter produced net income of $254,000 or 1 cent per share compared with net income of $1.0 million posted in the fourth quarter and up from a net loss of $706,000 posted for the comparable quarter last year.

Receivables of $70.3 million at the end of the first quarter were up from $67.0 million reported at the end of 2005. Days sales outstanding of 72 days compares to 69 days at the end of the fourth quarter, and 67 days in the comparable period last year. DSO’s are expected to remain in the high 60’s to low 70’s throughout 2006. The increase in accounts receivable is primarily a result of significant customers asking for and receiving longer payment terms. Working capital of $27.2 million was up from $26.2 million at the end of the fourth quarter.

Because the first quarter ended at the end of a payroll cycle, we finished the quarter with $10.5 million of debt on our balance sheet. This compares to $5.0 million at the end of the fourth quarter.

Our credit facility had total availability of $41.0 million at the end of the quarter against which $10.5 million was drawn. The level of available borrowings under this facility continues to remain high as our receivables collateral base has increased. This line of credit is available for our use as continued growth and other business opportunities call for working capital and other investments. We believe our unused credit facility can support the operating needs of our company.

Having made it through the first quarter showing revenue growth, we are optimistic in our outlook for continued growth. While there will be some near-term costs associated with the first quarter client wins, we will continue to strive to sustain the business at a profitable level. Additionally, as we begin to work these new opportunities, it remains to be seen how quickly they will add to our revenue base.

With these factors in play, expect to see the second quarter produce results similar to those of the first quarter with revenue between $87 and $90 million and breakeven operating results, plus or minus one cent.

With that I’ll turn the call back over to Jeff.

Jeff Baker:

Thanks Dave. I want to touch briefly on our operations and add some concluding remarks.

As you may recall from our last call, we recently reorganized our Solutions business into 5 practices:
•	Storage Solutions
•	Lawson
•	Government Solutions
•	Managed IT Services (formerly referred to as our outsourcing practice), and
•	IP Communications

Overall, our services revenue within Solutions grew at 3% over last quarter. We continued to see particularly strong growth in a number of our practices including our Lawson practice,  which grew over 20%. As well, our Government Solutions business showed strong growth and our IP Communications Practice continues to build its pipeline - particularly in the area of IP Call Center.

The Hardware Component of our Solutions business - primarily related to our Storage Solutions and IP Communications business - was down in the first quarter. Hardware was particularly high in the 4th quarter due to a year-end buying flurry but we also experienced a number of significant hardware sales at the end of the 1st quarter that didn’t ship until after the quarter and thus, were not included in 1st quarter revenue.

And while we’re pleased with the growth, we’re not satisfied with our level of profitability within our Solutions group. Each of these businesses is capable of scaling and delivering significantly better profitability and we continue to push towards that goal.

On the Staffing side, we were pleased to announce the addition of Mike Gange as our Eastern Region Manager. Mike comes from Computer Horizons where he was most recently Vice President of the Northeast Region. The East coast is a particularly strong growth opportunity for us. We have a number of large anchor clients on the East coast which requires that we maintain a presence, but to date, we’ve not really been successful in driving growth outside those anchor clients. We believe the addition of Mike will change that dynamic. We’re also pleased to welcome back Stephen Graziani who rejoined us as our Western Region manager. Stephen’s extensive knowledge and recent offshore experience will hopefully help invigorate our West coast operations.

As mentioned earlier, we saw a decline in our direct billable headcount in staffing as we expected. Even so, we were able to grow our revenue through increases in our sub-supplier revenue - primarily resulting from the continued transfer of displaced suppliers at IBM. We now believe most of that business has been fully transitioned.

The first quarter was a very strong quarter in terms of staffing client wins. We were named as one of 7 national suppliers for a major technology company and just started receiving their requirements last week. We were also reselected as one of 12 vendors in a Western state that pared its vendor list from 28 down to 12. We were also selected as 1 of 12 suppliers for the consulting spend at one of our largest financial services clients. Just last week, we were notified that we were selected as a prime supplier to one of the largest U.S. quasi-governmental agencies. And finally, we stand to benefit from a number of client mergers and acquisitions where our client is the acquiring or surviving entity.

We’ve also seen a pick up in activity in the Vendor Management area and have a number of fairly significant assignments that are in the final stages of selection.

Every quarter we talk about account wins on the staffing side but I think it is safe to say that collectively, these are the largest wins I’ve seen since joining Analysts International.

On balance we are very optimistic on the outlook for the year - particularly now that we’ve made it through the first quarter - but as Dave mentioned, we feel compelled to add some level of caution related to the start-up time and cost associated with our recent wins. As we mentioned on the 4th quarter conference call, we planned to discontinue certain of the cost containment initiatives in order to grow the business. In light of the confirmed wins and others we see on the horizon, we believe that was the right decision but given our slim profitability and the time it takes to get these accounts productive, we have to be extremely cautious in managing the spend.

We also continue to have dialog with others in the industry around the need for consolidation but again, do so with a measured pace given our stock price and near-term opportunities that we believe will significantly enhance the underlying value of the company.

Finally, I want to extend our thanks to Fred Lang, the Analysts International founder and Ed Mahoney who both recently announced their intention to step down from the Analysts International board. Fred and Ed have collectively served Analysts for over sixty years and were a large driver behind the Company’s success. We would also like to welcome Brigid Bonner to our board. Brigid is a senior vice president with United Health Group here in Minneapolis and I believe she will be a valuable addition to our board.

Now we will open it up for questions.